Exhibit 99.1

Enviro Technologies Announces Dates for Forward Stock Split

KILGORE, Texas--(BUSINESS WIRE)--Enviro Technologies U.S., Inc. (OTC Pink: EVTN) (“EVTN” or the “Company”) today announced that its Board of Directors has approved and declared a record date and distribution date for a four-for-one forward split of the Company’s common stock. The intended forward stock split was previously announced on September 7, 2022 following the Company’s acquisition of Banner Midstream Corp. Company shareholders of record at the close of business on December 30, 2022 will receive three additional shares of the Company’s common stock for each then-held share of common stock. The additional shares will be distributed after the close of business on January 16, 2023. Trading will begin on a stock split-adjusted basis on January 17, 2023. Following the forward stock split, there will be approximately 74,268,332 common shares issued and outstanding and 1,000,000,000 authorized common shares.

On September 13, 2022, Ecoark Holdings, Inc. (“Ecoark”) (NASDAQ: ZEST) announced the rebranding and renaming of Enviro Technologies, a majority-owned indirect subsidiary, to Wolf Energy Services. On September 7, 2022, Enviro filed with the State of Florida to begin conducting business as Wolf Energy Services. The Company expects to request approval from its shareholders and the Financial Industry Regulatory Approval (“FINRA”) to formally change its business name to Wolf Energy Services Inc. This rebranding and renaming initiative is the completion of the Company’s first planned step, after its recently completed reverse merger, to begin developing a larger and more diversified oilfield services company.

About EVTN

EVTN, through its wholly owned subsidiary, Banner Midstream Corp., has two operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”) and Capstone Equipment Leasing LLC (“Capstone”). Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Capstone procures and finances equipment to oilfield transportation service contractors.

Safe Harbor Disclosure

This Press Release contains or incorporates by reference "forward-looking statements," including certain information with respect to plans and strategies of EVTN. For this purpose, any statements regarding this announcement, which are not purely historical, are forward-looking statements, including EVTN beliefs, expectations, hopes or intentions regarding the future. All forward-looking statements are made as of the date hereof and based on information available to EVTN as of such date. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, the risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarterly period ended September 30, 2022, as filed with the Securities and Exchange Commission. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of EVTN and are difficult to predict. EVTN undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.